                                    HOMESTEAD
                           426 WEST LAKE LANSING ROAD
                             EAST LANSING, MICHIGAN

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 28, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

       UNITED STATES                                                            INTERNATIONAL
Atlanta        Milwaukee                                                  Brazil            Mexico
Boston         Minneapolis                                                Canada            Morocco
Buffalo        New Orleans                                                China             Peru
Charlotte      New York        [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]    Croatia           Philippines
Chicago        Oak Lawn                                                   Czech Republic    Poland
Cincinnati     Philadelphia          9441 LBJ Freeway Suite 114           England           Portugal
Dallas         Pittsburgh               Dallas, Texas 75243               Germany           Russia
Denver         Princeton                                                  Greece            Spain
Detroit        Schaumburg            Telephone: (972) 994-9100            Hong Kong         Taiwan
Houston        St. Louis             Fax: (972) 994-0516                  Hungary           Thailand
Irvine         San Francisco                                              Italy             Turkey
Jacksonville   Seattle                                                    Japan             Venezuela
Los Angeles

                                                                   JULY 14, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: HOMESTEAD
    426 WEST LAKE LANSING ROAD
    EAST LANSING, INGHAM COUNTY, MICHIGAN

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 168 units with a total of 149,760 square feet of rentable area. The improvements were built in 1986. The improvements are situated on 12.24 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 91% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
HOMESTEAD, EAST LANSING, MICHIGAN

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 28, 2003 is:

                               ($9,500,000)

                          Respectfully submitted,

                          AMERICAN APPRAISAL ASSOCIATES, INC.

                          /s/ Frank Fehribach
                          --------------------
July 14, 2003             Frank Fehribach, MAI
#053272                   Managing Principal, Real Estate Group
                          Michigan State Certified General Real Estate Appraiser
                          #1201008081

Report By:
Jude Flynn, MAI, SRA

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
HOMESTEAD, EAST LANSING, MICHIGAN

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary ....................................................      4
Introduction .........................................................      9
Area Analysis ........................................................     11
Market Analysis ......................................................     14
Site Analysis ........................................................     16
Improvement Analysis .................................................     16
Highest and Best Use .................................................     17

                                   VALUATION

Valuation Procedure ..................................................     18
Sales Comparison Approach ............................................     20
Income Capitalization Approach .......................................     26
Reconciliation and Conclusion ........................................     37

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
HOMESTEAD, EAST LANSING, MICHIGAN

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                Homestead
LOCATION:                     426 West Lake Lansing Road
                              East Lansing, Michigan

INTENDED USE OF ASSIGNMENT:   Court Settlement
PURPOSE OF APPRAISAL:         "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:           Fee simple estate

DATE OF VALUE:                May 28, 2003
DATE OF REPORT:               July 14, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                       12.24 acres, or 533,174 square feet
  Assessor Parcel No.:        081-99-0014-002
  Floodplain:                 Community Panel No. 260093 0010 (August 9, 2000)
                              Flood Zone C, an area outside the floodplain.
  Zoning:                     RM-80 (Multiple Dwelling Residential)

BUILDING:
  No. of Units:               168 Units
  Total NRA:                  149,760 Square Feet
  Average Unit Size:          891 Square Feet
  Apartment Density:          13.7 units per acre
  Year Built:                 1986

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION


                                                      MARKET RENT
                                                  ------------------
 UNIT TYPE      NUMBER OF UNITS    SQUARE FEET    PER UNIT    PER SF    MONTHLY INCOME    ANNUAL INCOME
------------    ---------------    -----------    --------    ------    --------------    -------------
1Br/1Ba - A1          48               720        $    725    $ 1.01    $       34,800    $     417,600
1Br/1Ba - A2         120               960        $    825    $ 0.86    $       99,000    $   1,188,000
                                                              Totals    $      133,800    $   1,605,600

OCCUPANCY:                    91%
ECONOMIC LIFE:                45 Years
EFFECTIVE AGE:                15 Years
REMAINING ECONOMIC LIFE:      30 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
HOMESTEAD, EAST LANSING, MICHIGAN

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

[PICTURE]                                         [PICTURE]
EXTERIOR VIEW OF COMPLEX                          EXTERIOR VIEW OF COMPLEX

AREA MAP
[MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
HOMESTEAD, EAST LANSING, MICHIGAN

                                NEIGHBORHOOD MAP

[MAP]

HIGHEST AND BEST USE:
  As Vacant:                  Hold for future multi-family development
  As Improved:                Continuation as its current use

METHOD OF VALUATION:          In this instance, the Sales Comparison and Income
                              Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
HOMESTEAD, EAST LANSING, MICHIGAN

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

        DIRECT CAPITALIZATION                   Amount             $/Unit
        ---------------------             ------------------    --------------
Potential Rental Income                   $        1,605,600    $        9,557
Effective Gross Income                    $        1,538,184    $        9,156
Operating Expenses                        $          634,986    $        3,780    41.3% of EGI
Net Operating Income:                     $          852,798    $        5,076

Capitalization Rate                                     9.00%
DIRECT CAPITALIZATION VALUE               $        9,200,000*   $54,762 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
------------------------------
Holding Period                                      10 years
2002 Economic Vacancy                                     16%
Stabilized Vacancy & Collection Loss:                     11%
Lease-up / Stabilization Period                          N/A
Terminal Capitalization Rate                            9.75%
Discount Rate                                          11.00%
Selling Costs                                           2.00%
Growth Rates:
  Income                                                3.00%
  Expenses:                                             3.00%
DISCOUNTED CASH FLOW VALUE                $        9,800,000*   $58,333 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE    $        9,500,000    $56,548 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)      $42,590 to $68,889
  Range of Sales $/Unit (Adjusted)        $48,979 to $58,556
VALUE INDICATION - PRICE PER UNIT         $        9,000,000*   $53,571 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales            5.40 to 7.23
  Selected EGIM for Subject                             6.25
  Subject's Projected EGI                 $        1,538,184
EGIM ANALYSIS CONCLUSION                  $        9,400,000*   $55,952 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION          $        9,800,000*   $58,333 / UNIT

RECONCILED SALES COMPARISON VALUE         $        9,500,000    $56,548 / UNIT

----------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
HOMESTEAD, EAST LANSING, MICHIGAN

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                          $        9,000,000
  NOI Per Unit                            $        9,800,000
  EGIM Multiplier                         $        9,400,000
INDICATED VALUE BY SALES COMPARISON       $        9,500,000    $56,548 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:           $        9,200,000
  Discounted Cash Flow Method:            $        9,800,000
INDICATED VALUE BY THE INCOME APPROACH    $        9,500,000    $56,548 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:      $        9,500,000    $56,548 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION  PAGE 9
HOMESTEAD, EAST LANSING, MICHIGAN

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 426 West Lake Lansing Road, East Lansing, Ingham County, Michigan. East Lansing identifies it as 081-99-0014-002.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Jude Flynn, MAI, SRA on May 28, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Jude Flynn, MAI, SRA performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Jude Flynn, MAI, SRA have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 28, 2003. The date of the report is July 14, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                        INTRODUCTION  PAGE 10
HOMESTEAD, EAST LANSING, MICHIGAN

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

  MARKETING PERIOD:   6 to 12 months
  EXPOSURE PERIOD:    6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in AILP VI. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 11
HOMESTEAD, EAST LANSING, MICHIGAN

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of East Lansing, Michigan. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East - Abbot Road
West - Route 127
South - Route 69
North - County Line Road

MAJOR EMPLOYERS

Major employers in the subject's area include the State of Michigan, Michigan State University at East Lansing. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS PAGE 12
HOMESTEAD, EAST LANSING, MICHIGAN

                            NEIGHBORHOOD DEMOGRAPHICS

                                                     AREA
                                ----------------------------------------------
          CATEGORY              1-MI. RADIUS     3-MI. RADIUS     5-MI. RADIUS       MSA
---------------------------     ------------     ------------     ------------     --------
POPULATION TRENDS
Current Population                     8,968           75,358          137,661      449,004
5-Year Population                      9,288           73,191          133,113      453,806
% Change CY-5Y                           3.6%            -2.9%            -3.3%         1.1%
Annual Change CY-5Y                      0.7%            -0.6%            -0.7%         0.2%

HOUSEHOLDS
Current Households                     4,165           27,515           54,611      175,212
5-Year Projected Households            4,386           28,765           55,308      181,702
% Change CY - 5Y                         5.3%             4.5%             1.3%         3.7%
Annual Change CY-5Y                      1.1%             0.9%             0.3%         0.7%

INCOME TRENDS
Median Household Income         $     36,296     $     31,913     $     33,201     $ 44,640
Per Capita Income               $     28,517     $     19,081     $     20,361     $ 22,509
Average Household Income        $     61,511     $     52,369     $     51,888     $ 57,683
Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                     AREA
                                ----------------------------------------------
          CATEGORY              1-MI. RADIUS     3-MI. RADIUS     5-MI. RADIUS       MSA
---------------------------     ------------     ------------     ------------     --------
HOUSING TRENDS
% of Households Renting                53.90%           49.16%           43.35%       30.67%
5-Year Projected % Renting             53.55%           49.44%           42.51%       29.66%

% of Households Owning                 38.69%           44.70%           49.38%       64.32%
5-Year Projected % Owning              39.18%           44.73%           50.41%       65.54%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
HOMESTEAD, EAST LANSING, MICHIGAN

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Residential
South - Residential
East - Residential
West - Residential

CONCLUSIONS

The subject is well located within the city of East Lansing. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                     MARKET ANALYSIS PAGE 14
HOMESTEAD, EAST LANSING, MICHIGAN

                                 MARKET ANALYSIS

The subject property is located in the city of East Lansing in Ingham County. The overall pace of development in the subject's market is more or less decreasing. There was no new construction noted. The East Lansing Building Department confirmed that construction of new apartment complexes has slowed considerably since Michigan State University constructed student housing within the last five years. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

    Period           Region     Submarket
----------------     ------     ---------
     1999               3.0%          3.0%
     2000               2.5%          3.0%
     2001               4.1%          3.6%
     2002               5.8%          4.0%
2003 (estimated)        6.0%          5.0%

Interview with local secondary sources

Occupancy trends in the subject's market are stable. Historically speaking, the subject's submarket has outperformed the overall market.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

    Period           Region     % Change     Submarket     % Change
----------------     ------     --------     ---------     --------
     1999            $  722            -           N/A            -
     2000            $  767          6.2%          N/A          N/A
     2001            $  788          2.7%          N/A          N/A
     2002            $  790          0.3%          N/A          N/A
2003 (estimated)     $  795          0.6%          N/A          N/A

Marcus Millichamp

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
HOMESTEAD, EAST LANSING, MICHIGAN

                             COMPETITIVE PROPERTIES

  No.      Property Name    Units    Ocpy.    Year Built     Proximity to subject
-------    -------------    -----    -----    ----------    ----------------------
  R-1      Ashton Lake        120       99%      1988       0.5-mile from subject
  R-2      Brandywine         468       94%      1973       1-mile from subject
  R-3      Arbor Glen         180       94%      1989       Across the street
  R-4      Timberlake         282       90%      1981       0.75-mile from subject
  R-5      Abbot Pointe       172       85%      1966       0.5-mile from subject
Subject    Homestead          168       91%      1986

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
HOMESTEAD, EAST LANSING, MICHIGAN

                              PROPERTY DESCRIPTION

SITE ANALYSIS

Site Area                     12.24 acres, or 533,174 square feet
Shape                         Irregular
Topography                    Level
Utilities                     All necessary utilities are available to the site.
Soil Conditions               Stable
Easements Affecting Site      None other than typical utility easements
Overall Site Appeal           Good
Flood Zone:
  Community Panel             260093 0010, dated August 9, 2000
  Flood Zone                  Zone C
Zoning                        RM-80, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                            ASSESSED VALUE - 2002
                   ---------------------------------------    TAX RATE /   PROPERTY
 PARCEL NUMBER        LAND       BUILDING         TOTAL       MILL RATE      TAXES
---------------    ---------    -----------    -----------    ---------    ---------
081-99-0014-002    $ 687,272    $ 5,345,528    $ 6,032,800      0.03301    $ 199,166
                                                                            (2001)

IMPROVEMENT ANALYSIS

  Year Built                  1986
  Number of Units             168
  Net Rentable Area           149,760 Square Feet
  Construction:
    Foundation                Reinforced concrete slab
    Frame                     Heavy or light wood
    Exterior Walls            Brick or masonry
    Roof                      Composition shingle over a wood truss structure
  Project Amenities           Amenities at the subject include a volleyball
                              court, playground, laundry room, and parking area.
  Unit Amenities              Individual unit amenities include a balcony,
                              fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
HOMESTEAD, EAST LANSING, MICHIGAN

Unit Mix:


                     UNIT AREA
UNIT DESCRIPTION       (SF)        QTY.
----------------     ---------     ----
1Br/1Ba - A1            720         48
1Br/1Ba - A2            960        120
   Average/Total        891        168

Overall Condition             Average
Effective Age                 15 years
Economic Life                 45 years
Remaining Economic Life       30 years
Deferred Maintenance          None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1986 and consist of a 168-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
HOMESTEAD, EAST LANSING, MICHIGAN

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
HOMESTEAD, EAST LANSING, MICHIGAN

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
HOMESTEAD, EAST LANSING, MICHIGAN

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
HOMESTEAD, EAST LANSING, MICHIGAN

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                              COMPARABLE                       COMPARABLE
          DESCRIPTION                           SUBJECT                         I - 1                             I - 2
--------------------------------      --------------------------    -----------------------------    ------------------------------
Property Name                         Homestead                     White Pines of DeWitt            Runaway Bay Apartments

LOCATION:
  Address                             426 West Lake Lansing Road    100-151 Brunswick                1101 Runaway Bay Dr.

  City, State                         East Lansing, Michigan        Dewitt, MI                       Lansing, MI
  County                              Ingham                        Clinton                          Ingham
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)              149,760                       43,000                           252,289
  Year Built                          1986                          1999                             1987
  Number of Units                     168                           45                               288
  Unit Mix:                              Type              Total      Type                  Total       Type                  Total
                                      1Br/1Ba - A1            48    1Br/1Ba                    25    1Br/1Ba                    160
                                      1Br/1Ba - A2           120    2Br/1Ba                    20    2Br/1Ba                    128

  Average Unit Size (SF)              891                           956                              876
  Land Area (Acre)                    12.2400                       4.2100                           30.8600
  Density (Units/Acre)                13.7                          10.7                             9.3
  Parking Ratio (Spaces/Unit)         1.19                          1.87                             1.50
  Parking Type (Gr., Cov., etc.)      Open                          Covered, open                    Covered, open
CONDITION:                            Average                       Excellent                        Average
APPEAL:                               Average                       Average                          Average
AMENITIES:
  Pool/Spa                            No/No                         No/No                            Yes/No
  Gym Room                            No                            No                               No
  Laundry Room                        Yes                           Yes                              Yes
  Secured Parking                     No                            No                               No
  Sport Courts                        No                            No                               No

OCCUPANCY:                            91%                           94%                              88%
TRANSACTION DATA:
  Sale Date                                                         December, 2002                   September, 2000
  Sale Price ($)                                                    $3,100,000                       $12,266,000
  Grantor                                                           BRBL One LLC                     Oxford Partners

  Grantee                                                           Trayco, LLC                      Aimco

  Sale Documentation                                                702/83                           N/A
  Verification                                                      Dave Rende/John Storen           Dave Rende/John Storen
  Telephone Number                                                  248-649-3925                     248-649-3925
ESTIMATED PRO-FORMA:                                                 Total $     $/Unit     $/SF      Total $       $/Unit    $/SF
  Potential Gross Income                                            $ 447,180   $ 9,937   $ 10.40    $ 2,112,804   $ 7,336   $ 8.37
  Vacancy/Credit Loss                                               $  18,362   $   408   $  0.43    $   105,640   $   367   $ 0.42
  Effective Gross Income                                            $ 428,818   $ 9,529   $  9.97    $ 2,007,164   $ 6,969   $ 7.96
  Operating Expenses                                                $ 195,168   $ 4,337   $  4.54    $   903,224   $ 3,136   $ 3.58
  Net Operating Income                                              $ 233,650   $ 5,192   $  5.43    $ 1,103,940   $ 3,833   $ 4.38
NOTES:

                                                 COMPARABLE                         COMPARABLE
          DESCRIPTION                               I - 3                              I - 4
--------------------------------      -------------------------------    -------------------------------
Property Name                         Stone Crest Apartments             Timber Ridge

LOCATION:
  Address                             2880 Isabella Road                 4345 Timber Ridge Trail

  City, State                         Mount Pleasant, MI                 Wyoming, MI
  County                              Isabella                           Kent
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)              133,456                            164,160
  Year Built                          1997                               1986-1992
  Number of Units                     152                                180
  Unit Mix:                            Type                    Total       Type                   Total
                                      1Br/1Ba                      90    1Br/1Ba                      75
                                      2Br/1Ba                      62    2Br/1Ba                      90
                                                                         3Br/1Ba                      15

  Average Unit Size (SF)              878                                912
  Land Area (Acre)                    21.4000                            24.2500
  Density (Units/Acre)                7.1                                7.4
  Parking Ratio (Spaces/Unit)         1.50                               1.65
  Parking Type (Gr., Cov., etc.)      Covered, open                      Covered, open
CONDITION:                            Good                               Good
APPEAL:                               Average                            Good
AMENITIES:
  Pool/Spa                            Yes/No                             Yes/No
  Gym Room                            No                                 Yes
  Laundry Room                        Yes                                Yes
  Secured Parking                     No                                 No
  Sport Courts                        No                                 Yes

OCCUPANCY:                            92%                                92%
TRANSACTION DATA:
  Sale Date                           February, 2001                     July, 2000
  Sale Price ($)                      $8,775,000                         $9,155,000
  Grantor                             Stone Crest L.P                    Meadowlark Properties

  Grantee                             Stone Crest Associates             IPA Land Development 56 LLC

  Sale Documentation                  11007/431                          5090/1250
  Verification                        Dave Rende/John Storen             Dave Rende/John Storen
  Telephone Number                    248-649-3925                       248-649-3925
ESTIMATED PRO-FORMA:                    Total $      $/Unit    $/SF       Total $       $/Unit      $/SF
  Potential Gross Income              $ 1,391,507   $ 9,155   $ 10.43    $ 1,783,732   $ 9,910   $ 10.87
  Vacancy/Credit Loss                 $    83,490   $   549   $  0.63    $    89,187   $   495   $  0.54
  Effective Gross Income              $ 1,308,017   $ 8,605   $  9.80    $ 1,694,545   $ 9,414   $ 10.32
  Operating Expenses                  $   614,768   $ 4,045   $  4.61    $   762,545   $ 4,236   $  4.65
  Net Operating Income                $   693,249   $ 4,561   $  5.19    $   932,000   $ 5,178   $  5.68
NOTES:

PRICE PER UNIT                                    $  68,889    $  42,590    $ 57,730    $ 50,861
PRICE PER SQUARE FOOT                             $   72.09    $   48.62    $  65.75    $  55.77
EXPENSE RATIO                                          45.5%        45.0%       47.0%       45.0%
EGIM                                                   7.23         6.11        6.71        5.40
OVERALL CAP RATE                                       7.54%        9.00%       7.90%      10.18%
Cap Rate based on Pro Forma or Actual Income?     PRO FORMA    PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
HOMESTEAD, EAST LANSING, MICHIGAN

IMPROVED SALES MAP

[MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $42,590 to $68,889 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $48,979 to $58,556 per unit with a mean or average adjusted price of $53,860 per unit. The median adjusted price is $53,952 per unit. Based on the following analysis, we have concluded to a value of $55,000 per unit, which results in an "as is" value of $9,000,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
HOMESTEAD, EAST LANSING, MICHIGAN

SALES ADJUSTMENT GRID

                                                                              COMPARABLE                       COMPARABLE
            DESCRIPTION                          SUBJECT                        I - 1                            I - 2
-----------------------------------    --------------------------    ----------------------------    -----------------------------
  Property Name                        Homestead                     White Pines of DeWitt           Runaway Bay Apartments
  Address                              426 West Lake Lansing Road    100-151 Brunswick               1101 Runaway Bay Dr.

  City                                 East Lansing, Michigan        Dewitt, MI                      Lansing, MI
  Sale Date                                                          December, 2002                  September, 2000
  Sale Price ($)                                                     $3,100,000                      $12,266,000
  Net Rentable Area (SF)               149,760                       43,000                          252,289
  Number of Units                      168                           45                              288
  Price Per Unit                                                     $68,889                         $42,590
  Year Built                           1986                          1999                            1987
  Land Area (Acre)                     12.2400                       4.2100                          30.8600
VALUE ADJUSTMENTS                              DESCRIPTION                DESCRIPTION        ADJ.         DESCRIPTION         ADJ.
  Property Rights Conveyed             Fee Simple Estate             Fee Simple Estate          0%   Fee Simple Estate           0%
  Financing                                                          Cash To Seller             0%   Cash To Seller              0%
  Conditions of Sale                                                 Arm's Length               0%   Arm's Length                0%
  Date of Sale (Time)                                                12-2002                    0%   09-2000                     0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                              $68,889                        $42,590
  Location                                                           Comparable                 0%   Comparable                  0%
  Number of Units                      168                           45                        -5%   288                         0%
  Quality / Appeal                     Good                          Comparable                 0%   Comparable                  0%
  Age / Condition                      1986                          1999 / Excellent         -10%   1987 / Average             15%
  Occupancy at Sale                    91%                           94%                        0%   88%                         0%
  Amenities                            Good                          Comparable                 0%   Comparable                  0%
  Average Unit Size (SF)               891                           956                        0%   876                         0%
PHYSICAL ADJUSTMENT                                                                           -15%                              15%
FINAL ADJUSTED VALUE ($/UNIT)                                                     $58,556                       $48,979

                                                 COMPARABLE                      COMPARABLE
            DESCRIPTION                            I - 3                            I - 4
-----------------------------------    -----------------------------    ------------------------
  Property Name                        Stone Crest Apartments           Timber Ridge
  Address                              2880 Isabella Road               4345 Timber Ridge
                                                                        Trail
  City                                 Mount Pleasant, MI               Wyoming, MI
  Sale Date                            February, 2001                   July, 2000
  Sale Price ($)                       $8,775,000                       $9,155,000
  Net Rentable Area (SF)               133,456                          164,160
  Number of Units                      152                              180
  Price Per Unit                       $57,730                          $50,861
  Year Built                           1997                             1986-1992
  Land Area (Acre)                     21.4000                          24.2500
VALUE ADJUSTMENTS                               DESCRIPTION      ADJ.          DESCRIPTION    ADJ.
  Property Rights Conveyed             Fee Simple Estate           0%   Fee Simple Estate      0%
  Financing                            Cash To Seller              0%   Cash To Seller         0%
  Conditions of Sale                   Arm's Length                0%   Arm's Length           0%
  Date of Sale (Time)                  02-2001                     0%   07-2000                0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)               $57,730                           $50,861
  Location                             Comparable                  0%   Comparable             0%
  Number of Units                      152                         0%   180                    0%
  Quality / Appeal                     Comparable                  0%   Comparable             0%
  Age / Condition                      1997 / Good               -10%   1986-1992 / Good      10%
  Occupancy at Sale                    92%                         0%   92%                    0%
  Amenities                            Comparable                  0%   Comparable             0%
  Average Unit Size (SF)               878                         0%   912                    0%
PHYSICAL ADJUSTMENT                                              -10%                         10%
FINAL ADJUSTED VALUE ($/UNIT)                     $51,957                           $55,947

SUMMARY

VALUE RANGE (PER UNIT)         $ 48,979   TO    $ 58,556
MEAN (PER UNIT)                $ 53,860
MEDIAN (PER UNIT)              $ 53,952
VALUE CONCLUSION (PER UNIT)    $ 55,000

VALUE OF IMPROVEMENT & MAIN SITE                 $ 9,240,000
  PV OF CONCESSIONS                              -$  238,000
VALUE INDICATED BY SALES COMPARISON APPROACH     $ 9,002,000
ROUNDED                                          $ 9,000,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
HOMESTEAD, EAST LANSING, MICHIGAN

                             NOI PER UNIT COMPARISON


COMPARABLE       NO. OF        SALE PRICE                  NOI/        SUBJECT NOI      ADJUSTMENT     INDICATED
    NO.          UNITS         PRICE/UNIT      OAR      NOI/UNIT      SUBJ. NOI/UNIT      FACTOR      VALUE/UNIT
----------    ------------    ------------    -----    -----------    --------------    ----------    ----------
   I-1        45              $  3,100,000     7.54%   $   233,650    $      852,798         0.978    $   67,349
                              $     68,889             $     5,192    $        5,076
   I-2        288             $ 12,266,000     9.00%   $ 1,103,940    $      852,798         1.324    $   56,402
              1Br/1Ba - A1    $     42,590             $     3,833    $        5,076
   I-3        152             $  8,775,000     7.90%   $   693,249    $      852,798         1.113    $   64,253
                              $     57,730             $     4,561    $        5,076
   I-4        180             $  9,155,000    10.18%   $   932,000    $      852,798         0.980    $   49,863
                              $     50,861             $     5,178    $        5,076
   I-5                                          N/A                   $      852,798
                                                                      $        5,076

                                   PRICE/UNIT

  Low         High       Average     Median
--------    --------    --------    --------
$ 49,863    $ 67,349    $ 59,467    $ 60,328

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit              $     60,000
Number of Units                                168

Value                                 $ 10,080,000
  PV of Concessions                   -$   238,000
Value Based on NOI Analysis           $  9,842,000
                          Rounded     $  9,800,000

The adjusted sales indicate a range of value between $49,863 and $67,349 per unit, with an average of $59,467 per unit. Based on the subject's competitive position within the improved sales, a value of $60,000 per unit is estimated. This indicates an "as is" market value of $9,800,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
HOMESTEAD, EAST LANSING, MICHIGAN

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON


COMPARABLE       NO. OF        SALE PRICE       EFFECTIVE      OPERATING                 SUBJECT
   NO.           UNITS         PRICE/UNIT     GROSS INCOME      EXPENSE       OER     PROJECTED OER    EGIM
----------    ------------    ------------    ------------     ----------    -----    -------------    ----
   I-1        45              $  3,100,000    $    428,818     $  195,168    45.51%                    7.23
                              $     68,889
   I-2        288             $ 12,266,000    $  2,007,164     $  903,224    45.00%                    6.11
              1Br/1Ba - A1    $     42,590
   I-3        152             $  8,775,000    $  1,308,017     $  614,768    47.00%                    6.71
                                                                                              41.28%
                              $     57,730

   I-4        180             $  9,155,000    $  1,694,545     $  762,545    45.00%                    5.40
                              $     50,861
   I-5

                                      EGIM

Low     High    Average    Median
----    ----    -------    ------
5.40    7.23       6.36      6.41

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                     6.25
Subject EGI                                $ 1,538,184

Value                                      $ 9,613,650
  PV of Concessions                        -$  238,000
Value Based on EGIM Analysis               $ 9,375,650
                           Rounded         $ 9,400,000

          Value Per Unit                   $    55,952

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 41.28% before reserves. The comparable sales indicate a range of expense ratios from 45.00% to 47.00%, while their EGIMs range from 5.40 to 7.23. Overall, we conclude to an EGIM of 6.25, which results in an "as is" value estimate in the EGIM Analysis of $9,400,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $9,500,000.

           Price Per Unit                      $9,000,000
           NOI Per Unit                        $9,800,000
           EGIM Analysis                       $9,400,000

           Sales Comparison Conclusion         $9,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
HOMESTEAD, EAST LANSING, MICHIGAN

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
HOMESTEAD, EAST LANSING, MICHIGAN

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                       AVERAGE
                                ----------------------
 UNIT TYPE       SQUARE FEET    PER UNIT    PER SF    % OCCUPIED
------------     -----------    --------    ------    ----------
1Br/1Ba - A1             720    $    691    $ 0.96          93.0%
1Br/1Ba - A2             960    $    767    $ 0.80          90.0%

Based on information as of the date of inspection.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
HOMESTEAD, EAST LANSING, MICHIGAN

                                  RENT ANALYSIS

                                                                                         COMPARABLE RENTS
                                                                  --------------------------------------------------------------
                                                                     R-1         R-2           R-3           R-4          R-5
                                                                  --------    ----------    ----------    ----------    --------
                                                                   Ashton                                                 Abbot
                                                                    Lake      Brandywine    Arbor Glen    Timberlake     Pointe
                                                                  --------    ----------    ----------    ----------    --------
                                                                                       COMPARISON TO SUBJECT
                                                                  --------------------------------------------------------------
                                            SUBJECT    SUBJECT
                            SUBJECT UNIT    ACTUAL      ASKING    Slightly      Slightly    Slightly
     DESCRIPTION                TYPE         RENT        RENT     Inferior      Superior    Inferior      Superior      Inferior
------------------------    ------------    -------    -------    --------    ----------    ----------    ----------    --------
Monthly Rent                1BR/1BA - A2    $   691    $   729    $    659    $      625    $      750    $      675    $    565
Unit Area (SF)                                  720        720         720           690           803           700         560
Monthly Rent Per Sq. Ft.                    $  0.96    $  1.01    $   0.92    $     0.91    $     0.93    $     0.96    $   1.01

Monthly Rent                1BR/1BA - A2    $   767    $   809    $    775    $      760    $      862    $      875    $    650
Unit Area (SF)                                  960        960       1,000         1,000         1,093         1,000         900
Monthly Rent Per Sq. Ft.                    $  0.80    $  0.84    $   0.78    $     0.76    $     0.79    $     0.88    $   0.72


     DESCRIPTION             MIN       MAX      MEDIAN    AVERAGE
------------------------    ------    ------    ------    -------
Monthly Rent                $  565    $  750    $  659    $   655
Unit Area (SF)                 560       803       700        695
Monthly Rent Per Sq. Ft.    $ 0.91    $ 1.01    $ 0.93    $  0.95

Monthly Rent                $  650    $  875    $  775    $   784
Unit Area (SF)                 900     1,093     1,000        999
Monthly Rent Per Sq. Ft.    $ 0.72    $ 0.88    $ 0.78    $  0.78

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                      MARKET RENT
                                                  ------------------
 UNIT TYPE      NUMBER OF UNITS    SQUARE FEET    PER UNIT    PER SF    MONTHLY INCOME    ANNUAL INCOME
------------    ---------------    -----------    --------    ------    --------------    -------------
1Br/1Ba - A1          48               720        $    725    $ 1.01    $       34,800    $     417,600
1Br/1Ba - A2         120               960        $    825    $ 0.86    $       99,000    $   1,188,000
                                                              Totals    $      133,800    $   1,605,600

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
HOMESTEAD, EAST LANSING, MICHIGAN

SUMMARY OF HISTORICAL INCOME & EXPENSES

                          FISCAL YEAR 2000    FISCAL YEAR 2001    FISCAL YEAR 2002    FISCAL YEAR 2003     ANNUALIZED 2003
                         ---------------------------------------------------------------------------------------------------
                               ACTUAL              ACTUAL              ACTUAL         MANAGEMENT BUDGET      PROJECTION
                         ---------------------------------------------------------------------------------------------------
      DESCRIPTION          TOTAL    PER UNIT   TOTAL    PER UNIT   TOTAL    PER UNIT   TOTAL    PER UNIT   TOTAL    PER UNIT
----------------------------------------------------------------------------------------------------------------------------
Revenues
Rental Income            $1,373,795  $8,177  $1,441,614  $8,581  $1,469,937  $8,750  $1,515,675  $9,022  $1,464,604  $8,718

Vacancy                  $   88,913  $  529  $  129,943  $  773  $  139,928  $  833  $  111,100  $  661  $  220,612  $1,313
Credit Loss/Concessions  $   37,716  $  225  $   60,776  $  362  $   96,335  $  573  $   80,500  $  479  $   75,664  $  450
Subtotal                 $  126,629  $  754  $  190,719  $1,135  $  236,263  $1,406  $  191,600  $1,140  $  296,276  $1,764

Laundry Income           $   10,056  $   60  $    9,816  $   58  $   14,204  $   85  $   24,000  $  143  $   12,372  $   74
Garage Revenue           $        0  $    0  $        0  $    0  $        0  $    0  $        0  $    0  $        0  $    0
Other Misc. Revenue      $   63,587  $  378  $   63,999  $  381  $  128,803  $  767  $  104,000  $  619  $  141,500  $  842
Subtotal Other Income    $   73,643  $  438  $   73,815  $  439  $  143,007  $  851  $  128,000  $  762  $  153,872  $  916

Effective Gross Income   $1,320,809  $7,862  $1,324,710  $7,885  $1,376,681  $8,195  $1,452,075  $8,643  $1,322,200  $7,870

Operating Expenses

Taxes                    $   81,913  $  488  $  195,261  $1,162  $  203,339  $1,210  $  216,807  $1,291  $  328,064  $1,953
Insurance                $   18,779  $  112  $   22,712  $  135  $   22,475  $  134  $   24,527  $  146  $   22,232  $  132
Utilities                $   87,702  $  522  $   85,803  $  511  $   86,414  $  514  $   74,891  $  446  $  122,592  $  730
Repair & Maintenance     $   55,340  $  329  $   42,282  $  252  $   32,110  $  191  $   54,553  $  325  $   62,924  $  375
Cleaning                 $   33,073  $  197  $   40,793  $  243  $   31,381  $  187  $   29,556  $  176  $   25,996  $  155
Landscaping              $   11,428  $   68  $   17,981  $  107  $   12,861  $   77  $        0  $    0  $   23,040  $  137
Security                 $        0      $0  $        0  $    0  $        0  $    0  $        0  $    0  $        0  $    0
Marketing & Leasing      $   39,294  $  234  $   23,288  $  139  $   19,147  $  114  $   16,796  $  100  $   21,684  $  129
General Administrative   $  162,537  $  967  $  147,429  $  878  $  135,063  $  804  $  146,148  $  870  $  149,820  $  892
Management               $   66,920  $  398  $   78,970  $  470  $   76,048  $  453  $   67,847  $  404  $   69,096  $  411
Miscellaneous            $        0  $    0  $        0  $    0  $        0  $    0  $        0  $    0  $        0  $    0

Total Operating Expenses $  556,986  $3,315  $  654,519  $3,896  $  618,838  $3,684  $  631,125  $3,757  $  825,448  $4,913

Reserves                 $        0  $    0  $        0  $    0  $        0  $    0  $        0  $    0  $        0  $    0

Net Income               $  763,823  $4,547  $  670,191  $3,989  $  757,843  $4,511  $  820,950  $4,887  $  496,752  $2,957

                             AAA PROJECTION
                          --------------------
      DESCRIPTION           TOTAL     PER UNIT    %
------------------------------------------------------
Revenues
Rental Income             $1,605,600   $9,557   100.0%

Vacancy                   $   96,336   $  573     6.0%
Credit Loss/Concessions   $   80,280   $  478     5.0%
Subtotal                  $  176,616   $1,051    11.0%

Laundry Income            $   25,200   $  150     1.6%
Garage Revenue            $        0   $    0     0.0%
Other Misc. Revenue       $   84,000   $  500     5.2%
Subtotal Other Income     $  109,200   $  650     6.8%

Effective Gross Income    $1,538,184   $9,156   100.0%

Operating Expenses

Taxes                     $  218,400   $1,300    14.2%
Insurance                 $   21,840   $  130     1.4%
Utilities                 $   84,000   $  500     5.5%
Repair & Maintenance      $   54,600   $  325     3.5%
Cleaning                  $   29,400   $  175     1.9%
Landscaping               $    8,400   $   50     0.5%
Security                  $        0   $    0     0.0%
Marketing & Leasing       $   21,000   $  125     1.4%
General Administrative    $  151,200   $  900     9.8%
Management                $   46,146   $  275     3.0%
Miscellaneous             $        0   $    0     0.0%

Total Operating Expenses  $  634,986   $3,780    41.3%

Reserves                  $   50,400   $  300     7.9%

Net Income                $  852,798   $5,076    55.4%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 11% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
HOMESTEAD, EAST LANSING, MICHIGAN

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $300 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $300 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

         KORPACZ NATIONAL INVESTOR SURVEY
                  1ST QUARTER 2003
             NATIONAL APARTMENT MARKET
---------------------------------------------------
                   CAPITALIZATION RATES
         ------------------------------------------
               GOING-IN              TERMINAL
         ------------------------------------------
          LOW           HIGH    LOW           HIGH
---------------------------------------------------
RANGE    6.00%         10.00%  7.00%         10.00%
AVERAGE         8.14%                 8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
HOMESTEAD, EAST LANSING, MICHIGAN

                    SUMMARY OF OVERALL
                  CAPITALIZATION RATES
------------------------------------------------------
COMP. NO.  SALE DATE     OCCUP.     PRICE/UNIT   OAR
------------------------------------------------------
   I-1      Dec-02        94%         $68,889    7.54%
   I-2      Sep-00        88%         $42,590    9.00%
   I-3      Feb-01        92%         $57,730    7.90%
   I-4      Jul-00        92%         $50,861   10.18%
   I-5                1Br/1Ba - A1               N/A
------------------------------------------------------
                                          High  10.18%
                                           Low   7.54%
                                       Average   8.65%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.75%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.00% indicates a value of $9,800,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
HOMESTEAD, EAST LANSING, MICHIGAN

approximately 41% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
HOMESTEAD, EAST LANSING, MICHIGAN

DISCOUNTED CASH FLOW ANALYSIS

                                                           HOMESTEAD
-----------------------------------------------------------------------------------------------------------------------------
              YEAR                     APR-2004   APR-2005   APR-2006   APR-2007   APR-2008   APR-2009   APR-2010   APR-2011
           FISCAL YEAR                    1          2          3          4          5          6          7          8
-----------------------------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                          $1,605,600 $1,653,768 $1,703,381 $1,754,482 $1,807,117 $1,861,330 $1,917,170 $1,974,685

   Vacancy                            $   96,336 $   99,226 $  102,203 $  105,269 $  108,427 $  111,680 $  115,030 $  118,481
   Credit Loss                        $   80,280 $   82,688 $   85,169 $   87,724 $   90,356 $   93,067 $   95,859 $   98,734
   Concessions                        $   80,280 $   82,688 $   73,813 $   35,090 $   36,142 $        0 $        0 $        0
                                      ---------------------------------------------------------------------------------------
     Subtotal                         $  256,896 $  264,603 $  261,185 $  228,083 $  234,925 $  204,746 $  210,889 $  217,215

   Laundry Income                     $   25,200 $   25,956 $   26,735 $   27,537 $   28,363 $   29,214 $   30,090 $   30,993
   Garage Revenue                     $        0 $        0 $        0 $        0 $        0 $        0 $        0 $        0
   Other Misc. Revenue                $   84,000 $   86,520 $   89,116 $   91,789 $   94,543 $   97,379 $  100,300 $  103,309
                                      ---------------------------------------------------------------------------------------
     Subtotal Other Income            $  109,200 $  112,476 $  115,850 $  119,326 $  122,906 $  126,593 $  130,391 $  134,302
                                      ---------------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                $1,457,904 $1,501,641 $1,558,046 $1,645,726 $1,695,097 $1,783,177 $1,836,672 $1,891,772

OPERATING EXPENSES:

   Taxes                              $  218,400 $  224,952 $  231,701 $  238,652 $  245,811 $  253,185 $  260,781 $  268,604
   Insurance                          $   21,840 $   22,495 $   23,170 $   23,865 $   24,581 $   25,319 $   26,078 $   26,860
   Utilities                          $   84,000 $   86,520 $   89,116 $   91,789 $   94,543 $   97,379 $  100,300 $  103,309
   Repair & Maintenance               $   54,600 $   56,238 $   57,925 $   59,663 $   61,453 $   63,296 $   65,195 $   67,151
   Cleaning                           $   29,400 $   30,282 $   31,190 $   32,126 $   33,090 $   34,083 $   35,105 $   36,158
   Landscaping                        $    8,400 $    8,652 $    8,912 $    9,179 $    9,454 $    9,738 $   10,030 $   10,331
   Security                           $        0 $        0 $        0 $        0 $        0 $        0 $        0 $        0
   Marketing & Leasing                $   21,000 $   21,630 $   22,279 $   22,947 $   23,636 $   24,345 $   25,075 $   25,827
   General Administrative             $  151,200 $  155,736 $  160,408 $  165,220 $  170,177 $  175,282 $  180,541 $  185,957
   Management                         $   43,737 $   45,049 $   46,741 $   49,372 $   50,853 $   53,495 $   55,100 $   56,753
   Miscellaneous                      $        0 $        0 $        0 $        0 $        0 $        0 $        0 $        0
                                      ---------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES              $  632,577 $  651,554 $  671,442 $  692,813 $  713,598 $  736,122 $  758,206 $  780,952

   Reserves                           $   50,400 $   51,912 $   53,469 $   55,073 $   56,726 $   58,427 $   60,180 $   61,986
                                      ---------------------------------------------------------------------------------------
NET OPERATING INCOME                  $  774,927 $  798,175 $  833,135 $  897,839 $  924,774 $  988,627 $1,018,286 $1,048,835
-----------------------------------------------------------------------------------------------------------------------------
   Operating Expense Ratio (% of EGI)      43.4%      43.4%      43.1%      42.1%      42.1%      41.3%      41.3%      41.3%
   Operating Expense Per Unit         $    3,765 $    3,878 $    3,997 $    4,124 $    4,248 $    4,382 $    4,513 $    4,649
-----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------
              YEAR                     APR-2012   APR-2013   APR-2014
           FISCAL YEAR                    9         10         11
----------------------------------------------------------------------
REVENUE
   Base Rent                          $2,033,926 $2,094,944 $2,157,792

   Vacancy                            $  122,036 $  125,697 $  129,468
   Credit Loss                        $  101,696 $  104,747 $  107,890
   Concessions                        $        0         $0 $        0
                                      --------------------------------
     Subtotal                         $  223,732 $  230,444 $  237,357
                                      --------------------------------
   Laundry Income                     $   31,923 $   32,880 $   33,867
   Garage Revenue                     $        0         $0 $        0
   Other Misc. Revenue                $  106,409 $  109,601 $  112,889
                                      --------------------------------
     Subtotal Other Income            $  138,331 $  142,481 $  146,756
                                      --------------------------------
EFFECTIVE GROSS INCOME                $1,948,525 $2,006,981 $2,067,191

OPERATING EXPENSES:

   Taxes                              $  276,663 $  284,962 $  293,511
   Insurance                          $   27,666 $   28,496 $   29,351
   Utilities                          $  106,409 $  109,601 $  112,889
   Repair & Maintenance               $   69,166 $   71,241 $   73,378
   Cleaning                           $   37,243 $   38,360 $   39,511
   Landscaping                        $   10,641 $   10,960 $   11,289
   Security                           $        0 $        0 $        0
   Marketing & Leasing                $   26,602 $   27,400 $   28,222
   General Administrative             $  191,536 $  197,282 $  203,200
   Management                         $   58,456 $   60,209 $   62,016
   Miscellaneous                      $        0 $        0 $        0
                                      --------------------------------
TOTAL OPERATING EXPENSES              $  804,381 $  828,512 $  853,367

   Reserves                           $   63,845 $   65,761 $   67,733
                                      --------------------------------
NET OPERATING INCOME                  $1,080,300 $1,112,709 $1,146,090
----------------------------------------------------------------------
   Operating Expense Ratio (% of EGI)      41.3%      41.3%      41.3%
   Operating Expense Per Unit         $    4,788 $    4,932 $    5,080
----------------------------------------------------------------------

Estimated Stabilized NOI  $852,798  Sales Expense Rate   2.00%
Months to Stabilized             1  Discount Rate       11.00%
Stabilized Occupancy         94.0%  Terminal Cap Rate    9.75%

Gross Residual Sale Price  $11,754,768  Deferred Maintenance      $        0
  Less: Sales Expense      $   235,095  Add: Excess Land          $        0
                           -----------
Net Residual Sale Price    $11,519,672  Other Adjustments         $        0
                                                                  ----------
PV of Reversion            $ 4,057,050  Value Indicated By "DCF"  $9,804,396
Add: NPV of NOI            $ 5,747,346                   Rounded  $9,800,000
                           -----------
PV Total                   $ 9,804,396

                          "DCF" VALUE SENSITIVITY TABLE

                                                   DISCOUNT RATE
                          -------------------------------------------------------------
       TOTAL VALUE          10.50%       10.75%       11.00%       11.25%      11.50%
TERMINAL CAP RATE   9.25% $10,362,957  $10,191,445  $10,023,696  $9,859,613  $9,699,105
                    9.50% $10,245,224  $10,076,344  $ 9,911,160  $9,749,581  $9,591,516
                    9.75% $10,133,529  $ 9,967,144  $ 9,804,396  $9,645,192  $9,489,443
                   10.00% $10,027,419  $ 9,863,405  $ 9,702,970  $9,546,022  $9,392,475
                   10.25% $ 9,926,485  $ 9,764,727  $ 9,606,491  $9,451,690  $9,300,236

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
HOMESTEAD, EAST LANSING, MICHIGAN

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $238,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
HOMESTEAD, EAST LANSING, MICHIGAN

                                        HOMESTEAD
------------------------------------------------------------------------------------------
                                                 TOTAL      PER SQ. FT.  PER UNIT  %OF EGI
------------------------------------------------------------------------------------------
REVENUE
    Base Rent                                  $1,605,600     $10.72      $ 9,557
                                              1Br/1Ba - A1

    Less: Vacancy & Collection Loss   11.00%   $  176,616     $ 1.18      $ 1,051

    Plus: Other Income

      Laundry Income                           $   25,200     $ 0.17      $   150    1.64%
      Garage Revenue                           $        0     $ 0.00      $     0    0.00%
      Other Misc. Revenue                      $   84,000     $ 0.56      $   500    5.46%
                                              --------------------------------------------
        Subtotal Other Income                  $  109,200     $ 0.73      $   650    7.10%

EFFECTIVE GROSS INCOME                         $1,538,184     $10.27      $ 9,156

OPERATING EXPENSES:

    Taxes                                      $  218,400     $ 1.46      $ 1,300   14.20%
    Insurance                                  $   21,840     $ 0.15      $   130    1.42%
    Utilities                                  $   84,000     $ 0.56      $   500    5.46%
    Repair & Maintenance                       $   54,600     $ 0.36      $   325    3.55%
    Cleaning                                   $   29,400     $ 0.20      $   175    1.91%
    Landscaping                                $    8,400     $ 0.06      $    50    0.55%
    Security                                   $        0     $ 0.00      $     0    0.00%
    Marketing & Leasing                        $   21,000     $ 0.14      $   125    1.37%
    General Administrative                     $  151,200     $ 1.01      $   900    9.83%
    Management                         3.00%   $   46,146     $ 0.31      $   275    3.00%
    Miscellaneous                              $        0     $ 0.00      $     0    0.00%

TOTAL OPERATING EXPENSES                       $  634,986     $ 4.24      $ 3,780   41.28%

    Reserves                                   $   50,400     $ 0.34      $   300    3.28%
                                              --------------------------------------------
NET OPERATING INCOME                           $  852,798     $ 5.69      $ 5,076   55.44%
------------------------------------------------------------------------------------------
    "GOING IN" CAPITALIZATION RATE                  9.00%

    VALUE INDICATION                           $9,475,539     $63.27      $56,402

    PV OF CONCESSIONS                         ($  238,000)

    "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)           $9,237,539

                             ROUNDED           $9,200,000     $61.43      $54,762

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
HOMESTEAD, EAST LANSING, MICHIGAN

   DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE
---------------------------------------------------
CAP RATE     VALUE       ROUNDED    $/UNIT    $/SF
---------------------------------------------------
 8.25%    $10,098,951  $10,100,000  $60,119  $67.44
 8.50%    $ 9,794,923  $ 9,800,000  $58,333  $65.44
 8.75%    $ 9,508,268  $ 9,500,000  $56,548  $63.43
 9.00%    $ 9,237,539  $ 9,200,000  $54,762  $61.43
 9.25%    $ 8,981,443  $ 9,000,000  $53,571  $60.10
 9.50%    $ 8,738,826  $ 8,700,000  $51,786  $58.09
 9.75%    $ 8,508,651  $ 8,500,000  $50,595  $56.76

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $9,200,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis  $9,800,000
Direct Capitalization Method   $9,200,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $9,500,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
HOMESTEAD, EAST LANSING, MICHIGAN

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

      Cost Approach        Not Utilized
Sales Comparison Approach   $9,500,000
Income Approach             $9,500,000
Reconciled Value            $9,500,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 28, 2003 the market value of the fee simple estate in the property is:

                                   $9,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
HOMESTEAD, EAST LANSING, MICHIGAN

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
HOMESTEAD, EAST LANSING, MICHIGAN

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
HOMESTEAD, EAST LANSING, MICHIGAN

                               SUBJECT PHOTOGRAPHS

        [PICTURE]                                   [PICTURE]

EXTERIOR VIEW OF COMPLEX                    EXTERIOR VIEW OF COMPLEX

         [PICTURE]                                 [PICTURE]

EXTERIOR - BUILDING ENTRANCE               INTERIOR - APARTMENT UNIT

     [PICTURE]                                     [PICTURE]

INTERIOR - KITCHEN                            INTERIOR - BATHROOM

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
HOMESTEAD, EAST LANSING, MICHIGAN

                               SUBJECT PHOTOGRAPHS

      [PICTURE]                                     [PICTURE]

INTERIOR - LIVING ROOM                         INTERIOR - BEDROOM

       [PICTURE]                                 [PICTURE]

INTERIOR - LAUNDRY ROOM                EXTERIOR - VIEW OF COURTYARD

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HOMESTEAD, EAST LANSING, MICHIGAN

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HOMESTEAD, EAST LANSING, MICHIGAN

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

   COMPARABLE I-1             COMPARABLE I-2                COMPARABLE I-3
WHITE PINES OF DEWITT     RUNAWAY BAY APARTMENTS        STONE CREST APARTMENTS
  100-151 Brunswick        1101 Runaway Bay Dr.           2880 Isabella Road
     Dewitt, MI                Lansing, MI                Mount Pleasant, MI

      [PICTURE]                 [PICTURE]                      [PICTURE]

     COMPARABLE I-4
     TIMBER RIDGE
4345 Timber Ridge Trail           N/A
      Wyoming, MI
       [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HOMESTEAD, EAST LANSING, MICHIGAN

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                       COMPARABLE
          DESCRIPTION                            SUBJECT                                  R - 1
-----------------------------------------------------------------------------------------------------------------
 Property Name                   Homestead                                Ashton Lake
 Management Company              Aimco                                    Self Management
LOCATION:
 Address                         426 West Lake Lansing Road               2610 Marfitt Rd
 City, State                     East Lansing, Michigan                   East Lansing, Michigan
 County                          Ingham                                   Ingham
 Proximity to Subject                                                     0.5-mile from subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)          149,760                                  109,920
 Year Built                      1986                                     1988
 Effective Age                   15                                       15
 Building Structure Type         Class C                                  Class C
 Parking Type (Gr., Cov., etc.)  Garage, Open Covered                     Covered, Open
 Number of Units                 168                                      120
 Unit Mix:                            Type       Unit  Qty.  Mo. Rent        Type            Unit  Qty.   Mo.
                                 1 1Br/1Ba - A1  720    48    $691        1 1Br/1Ba           720   36   $659
                                 2 1Br/1Ba - A2  960   120    $767        2 2Br/1Ba         1,000   84   $775

 Average Unit Size (SF)          891                                      916
 Unit Breakdown:                   Efficiency      2-Bedroom                Efficiency        2-Bedroom    70%
                                   1-Bedroom       3-Bedroom                1-Bedroom  30%    3-Bedroom
CONDITION:                       Average                                  Average
APPEAL:                          Average                                  Average
AMENITIES:
 Unit Amenities                     Attach. Garage       Vaulted Ceiling     Attach. Garage       Vaulted Ceiling
                                 X  Balcony           X  W/D Connect.        Balcony              W/D Connect.
                                 X  Fireplace                             X  Fireplace
                                 X  Cable TV Ready                        X  Cable TV Ready
 Project Amenities                   Swimming Pool                           Swimming Pool
                                    Spa/Jacuzzi          Car Wash            Spa/Jacuzzi          Car Wash
                                    Basketball Court     BBQ Equipment       Basketball Court     BBQ Equipment
                                 X  Volleyball Court     Theater Room        Volleyball Court     Theater Room
                                    Sand Volley Ball     Meeting Hall        Sand Volley Ball     Meeting Hall
                                    Tennis Court         Secured Parking     Tennis Court         Secured Parking
                                    Racquet Ball      X  Laundry Room        Racquet Ball      X  Laundry Room
                                    Jogging Track        Business Office     Jogging Track        Business Office
                                    Gym Room                                 Gym Room
                                 X  Playground                               Playground

OCCUPANCY:                       91%                                      99%
LEASING DATA:
 Available Leasing Terms                                                  12 mos
 Concessions                                                              None
 Pet Deposit                                                              None
 Utilities Paid by Tenant:          Electric             Natural Gas      X  Electric             Natural Gas
                                    Water                Trash               Water                Trash
 Confirmation                    Inspection                               Bonnie
 Telephone Number                N/A                                      517-336-8900
NOTES:
 COMPARISON TO SUBJECT:                                                   Slightly Inferior

                                                COMPARABLE                              COMPARABLE
          DESCRIPTION                              R - 2                                   R - 3
-----------------------------------------------------------------------------------------------------------------
 Property Name                   Brandywine                               Arbor Glen
 Management Company              United Dominion Residential Communities  DTN
LOCATION:
 Address                         3075 Endenhall way                       295 Arbor Glen Dr
 City, State                     East Lansing, Michigan                   East Lansing, Michigan
 County                          Ingham                                   Ingham
 Proximity to Subject            1-mile from subject                      Across the street
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)          379,680                                  122,456
 Year Built                      1973                                     1989
 Effective Age                   20                                       10
 Building Structure Type         Class C                                  Wood frame
 Parking Type (Gr., Cov., etc.)  Covered, Open                            Covered, Open
 Number of Units                 468                                      180
 Unit Mix:                          Type           Unit   Qty.    Mo.        Type             Unit  Qty.   Mo.
                                 1 1Br/1Ba           690  160   $  625    1 1Br/1Ba            803   68   $750
                                 2 2Br/1Ba         1,000  264   $  760    2 2Br/1Ba          1,059   60   $850
                                   3Br/1Ba         1,120   44   $1,000    2 2Br/2Ba          1,133   52   $875

 Average Unit Size (SF)          905                                      984
 Unit Breakdown:                   Efficiency        2-Bedroom      56%     Efficiency         2-Bedroom    50%
                                   1-Bedroom  34%    3-Bedroom       9%     1-Bedroom   50%    3-Bedroom
CONDITION:                       Good                                     Very Good
APPEAL:                          Good                                     Very Good
AMENITIES:
 Unit Amenities                     Attach. Garage       Vaulted Ceiling     Attach. Garage    X  Vaulted Ceiling
                                 X  Balcony              W/D Connect.     X  Balcony           X  W/D Connect.
                                    Fireplace                             X  Fireplace
                                 X  Cable TV Ready                        X  Cable TV Ready
 Project Amenities               X  Swimming Pool                         X  Swimming Pool
                                    Spa/Jacuzzi          Car Wash         X  Spa/Jacuzzi          Car Wash
                                 X  Basketball Court     BBQ Equipment       Basketball Court     BBQ Equipment
                                 X  Volleyball Court     Theater Room        Volleyball Court     Theater Room
                                    Sand Volley Ball  X  Meeting Hall        Sand Volley Ball  X  Meeting Hall
                                 X  Tennis Court         Secured Parking     Tennis Court         Secured Parking
                                    Racquet Ball         Laundry Room        Racquet Ball         Laundry Room
                                    Jogging Track        Business Office     Jogging Track        Business Office
                                 X  Gym Room                              X  Gym Room
                                    Playground                               Playground

OCCUPANCY:                       94%                                      94%
LEASING DATA:
 Available Leasing Terms         12 mos                                   12 mos
 Concessions                     None                                     Variable
 Pet Deposit                     Yes                                      Yes-cats only
 Utilities Paid by Tenant:       X  Electric          X  Natural Gas      X  Electric          X  Natural Gas
                                 X  Water             X  Trash               Water                Trash
 Confirmation                    Karen                                    Cara
 Telephone Number                517-351-1278                             517-351-5353
NOTES:
 COMPARISON TO SUBJECT:          Slightly Superior                        Slightly Inferior

                                                  COMPARABLE                             COMPARABLE
          DESCRIPTION                               R - 4                                   R - 5
-----------------------------------------------------------------------------------------------------------------
 Property Name                   Timberlake                               Abbot Pointe
 Management Company              Dunn Development                         All State
LOCATION:
 Address                         1502 South Shore                         204 East Pointe Lane
 City, State                     East Lansing, Michigan                   East Lansing, Michigan
 County                          Ingham                                   Ingham
 Proximity to Subject            0.75-mile from subject                   0.5-mile from subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)          266,800                                  130,320
 Year Built                      1981                                     1966
 Effective Age                   15                                       30
 Building Structure Type         Wood Frame                               Class C
 Parking Type (Gr., Cov., etc.)  Covered, Open                            Garage, Open Covered
 Number of Units                 282                                      172
 Unit Mix:                          Type             Unit  Qty.    Mo.       Type           Unit  Qty.   Mo.
                                 1 1Br/1Ba            700   92   $  675   1 1Br/1Ba         560    72   $565
                                 2 2Br/1Ba          1,000  128   $  875   2 2Br/1Ba         900   100   $650
                                   3Br/2Ba          1,200   62   $1,200

 Average Unit Size (SF)          946                                      758
 Unit Breakdown:                   Efficiency         2-Bedroom      45%    Efficiency       2-Bedroom    58%
                                   1-Bedroom   33%    3-Bedroom      22%    1-Bedroom  42%   3-Bedroom
CONDITION:                       Average                                  Average
APPEAL:                          Average                                  Average
AMENITIES:
 Unit Amenities                     Attach. Garage       Vaulted Ceiling     Attach. Garage       Vaulted Ceiling
                                 X  Balcony           X  W/D Connect.     X  Balcony              W/D Connect.
                                 X  Fireplace                                Fireplace
                                 X  Cable TV Ready                        X  Cable TV Ready
 Project Amenities                  Swimming Pool                         X  Swimming Pool
                                    Spa/Jacuzzi          Car Wash            Spa/Jacuzzi          Car Wash
                                    Basketball Court     BBQ Equipment    X  Basketball Court     BBQ Equipment
                                    Volleyball Court     Theater Room        Volleyball Court     Theater Room
                                    Sand Volley Ball     Meeting Hall        Sand Volley Ball     Meeting Hall
                                    Tennis Court         Secured Parking     Tennis Court         Secured Parking
                                    Racquet Ball         Laundry Room        Racquet Ball         Laundry Room
                                    Jogging Track        Business Office     Jogging Track        Business Office
                                    Gym Room                              X  Gym Room
                                    Playground                               Playground

OCCUPANCY:                       90%                                      85%
LEASING DATA:
 Available Leasing Terms         12 mos                                   12 mos
 Concessions                     Variable                                 None
 Pet Deposit                     No                                       Yes-cats only
 Utilities Paid by Tenant:       X  Electric          X  Natural Gas      X  Electric             Natural Gas
                                    Water                Trash               Water                Trash
 Confirmation                    Debbie                                   Kathy
 Telephone Number                517-351-6789                             517-332-8215
NOTES:
 COMPARISON TO SUBJECT:          Superior                                 Inferior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HOMESTEAD, EAST LANSING, MICHIGAN

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

    COMPARABLE R-1            COMPARABLE R-2             COMPARABLE R-3
     ASHTON LAKE                BRANDYWINE                 ARBOR GLEN
   2610 Marfitt Rd          3075 Endenhall way         295 Arbor Glen Dr
East Lansing, Michigan    East Lansing, Michigan     East Lansing, Michigan

      [PICTURE]                 [PICTURE]                  [PICTURE]

    COMPARABLE R-4            COMPARABLE R-5
      TIMBERLAKE               ABBOT POINTE
   1502 South Shore        204 East Pointe Lane
East Lansing, Michigan    East Lansing, Michigan

      [PICTURE]                 [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HOMESTEAD, EAST LANSING, MICHIGAN

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HOMESTEAD, EAST LANSING, MICHIGAN

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HOMESTEAD, EAST LANSING, MICHIGAN

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HOMESTEAD, EAST LANSING, MICHIGAN

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
HOMESTEAD, EAST LANSING, MICHIGAN

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Jude Flynn, MAI, SRA provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                    /s/ FRANK FEHRIBACH
                                    --------------------------------------------
                                                Frank Fehribach, MAI
                                        Managing Principal, Real Estate Group
                                    Michigan State Certified General Real Estate
                                               Appraiser #1201008081

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
HOMESTEAD, EAST LANSING, MICHIGAN

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
HOMESTEAD, EAST LANSING, MICHIGAN

                   FRANK A. FEHRIBACH, MAI

                   MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation         Mr. Fehribach has experience in valuations for resort hotels;
                  Class A office buildings; Class A multifamily complexes;
                  industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                  Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION         University of Texas - Arlington
                   Master of Science - Real Estate
                  University of Dallas
                   Master of Business Administration - Industrial Management Bachelor of Arts - Economics

STATE             State of Arizona
CERTIFICATIONS     Certified General Real Estate Appraiser, #30828
                  State of Arkansas
                   State Certified General Appraiser, #CG1387N
                  State of Colorado
                   Certified General Appraiser, #CG40000445
                  State of Georgia
                   Certified General Real Property Appraiser, #218487
                  State of Michigan
                   Certified General Appraiser, #1201008081
                  State of Texas
                   Real Estate Salesman License, #407158 (Inactive)
                  State of Texas
                   State Certified General Real Estate Appraiser, #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
HOMESTEAD, EAST LANSING, MICHIGAN

PROFESSIONAL      Appraisal Institute, MAI Designated Member
AFFILIATIONS      Candidate Member of the CCIM Institute pursuing Certified
                  Commercial Investment Member (CCIM) designation

PUBLICATIONS      "An Analysis of the Determinants of Industrial Property
                  -authored with Dr. Ronald C. Rutherford and Dr. Mark Eakin,
                  The Journal of Real Estate Research, Vol. 8, No. 3, Summer
                  1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
HOMESTEAD, EAST LANSING, MICHIGAN

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
HOMESTEAD, EAST LANSING, MICHIGAN

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.